NUMBER

SIU

SEE REVERSE FOR CERTAIN DEFINITIONS

UNITS

CUSIP 865646 20 2

SUMMER INFANT INC.

UNITS CONSISTING OF ONE SHARE OF COMMON STOCK AND TWO WARRANTS EACH TO PURCHASE ONE SHARE OF COMMON STOCK

This Certifies that

is the owner of Units.

Each Unit ("Unit") consists of one (1) share of common stock, par value $.0001 per share ("Common Stock"), of Summer Infant Inc., a Delaware corporation (the "Company"), and two warrants (the "Warrants"). Each Warrant entitles the holder to purchase one (1) share of Common Stock for $5.00 per share (subject to adjustment). Each Warrant will expire unless exercised before 5:00 p.m., New York City Time, on April 20, 2009, or earlier upon redemption (the "Expiration Date"). The terms of the Warrants are governed by a Warrant Agreement, dated as of April 21, 2005, between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent, and are subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. Copies of the Warrant Agreement are on file at the office of the Warrant Agent at 17 Battery Place, New York, New York 10004, and are available to any Warrant holder on written request and without cost.

This certificate is not valid unless countersigned by the Transfer Agent and Registrar of the Company.

Witness the facsimile seal of the Company and the facsimile signature of its duly authorized officers.

By

CHIEF EXECUTIVE OFFICER AND SECRETARY

SUMMER INFANT INC. CORPORATE SEAL 2004 DELAWARE

CHAIRMAN OF THE BOARD

COUNTERSIGNED AND REGISTERED:
CONTINENTAL STOCK TRANSFER & TRUST COMPANY
(JERSEY CITY, NJ)
TRANSFER AGENT AND REGISTRAR

BY

AUTHORIZED SIGNATURE

AMERICAN BANK NOTE COMPANY

AMERICAN BANK NOTE COMPANY 711 ARMSTRONG LANE COLUMBIA, TENNESSEE 38401 (931) 388-3003 SALES: J. NAPOLITANO 631-253-3206 / ETHER 7 / LIVE JOBS / S / Summer 26343 FC Lot 3	PRODUCTION COORDINATOR: TODD DEROSSETT 931-490-1720 PROOF OF MARCH 2, 2007 SUMMER INFANT INC. TSB 26343 FC Lot 3 Operator: Anthony REV. 2

PLEASE INITIAL THE APPROPRIATE SELECTION FOR THIS PROOF: ____OK AS IS ____OK WITH CHANGES ____ MAKE CHANGES AND SEND ANOTHER PROOF

Colors Selected for Printing: Intaglio prints in SC-13 RED.

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